AMENDMENT TO
                         H.E.R.C. PRODUCTS INCORPORATED
                        1993 INCENTIVE STOCK OPTION PLAN


Amendment to H.E.R.C. Product Incorporated ("H.E.R.C.") 1993 Incentive Stock Option Plan ("Plan") made as of September 23, 1994.

The Board of Directors of H.E.R.C. met on September 23, 1994 and decided to amend H.E.R.C.'s Plan to allow for the granting thereunder of non-incentive stock options.

Accordingly, the Plan is hereby amended by deleting Paragraph 5(e) therefrom in its entirety and by substituting the following in lieu thereof:

         "(e) Limitation on Grant of Options. The aggregate fair market value (determined as of the time the option is granted) of the Stock as to which incentive options are exercisable for the first time by an eligible employee during any calendar year (under the Plan and under any other stock option plan of the Company or any subsidiary of the Company) shall not exceed One Hundred Thousand Dollars ($100,000). Any amount over such $100,000 threshold shall be considered non-qualified options."



                                       H.E.R.C. PRODUCTS INCORPORATED



                                       By: /s/  Gary S. Glatter
                                          ------------------------------------
                                                 Gary S. Glatter, President